Exhibit 10.13

Donnelley Financial Solutions

Annual Incentive Plan

(Effective February 14, 2017)

OVERVIEW

The Donnelley Financial Solutions Annual Incentive Plan (the “Annual Incentive Plan” or the “Plan”) is designed to promote the growth and profitability of Donnelley Financial and its subsidiaries with incentives to reward and enhance the retention of eligible employees. Awards are made depending on the Company’s financial performance and on how well an eligible employee performs against individual objectives that link to and support Donnelley Financial’s strategic and financial priorities.

The Plan is a sub-plan of the Donnelley Financial Solutions, Inc. 2016 Performance Incentive Plan (the “2016 PIP”) and is subject to all of the performance conditions established pursuant to the 2016 PIP and the limitations set forth therein. With respect to participants who are subject to Section 162(m) of the Internal Revenue Code, as amended (the “Code”), to the extent that any term of the Plan conflicts with the terms of the 2016 PIP, the terms of the 2016 PIP will apply. Notwithstanding anything herein to the contrary, no award may be made under this Plan  to a Covered Person (as defined below) with respect to any Plan Year if the pre-established performance goal (which is  based on one or more of the “performance goals” listed in Section II.2 of the 2016 PIP and which is intended to cause awards under this Plan to Covered Persons to constitute performance-based compensation within the meaning of Section 162(m) of the Code) is not met and certified by the Committee as described below.

The Compensation Committee of the Board of Directors (the “Committee”) administers the Plan. The Committee has authority to establish rules and regulations for the Plan’s implementation and administration, including the authority to impose limitations and conditions, with respect to competitive employment or otherwise, that are not inconsistent with the Plan’s purposes.

PARTICIPATION

Eligibility is limited to officers selected by the Committee and other key management employees designated as eligible by position in the organization (“eligible participant” or “participant”).

TARGET AWARD PERCENTAGE AND PLAN FUNDING

Each eligible participant’s target incentive opportunity under the Annual Incentive Plan is a percentage of such participant’s base salary as of December 31 of the Plan Year, or such other amount as determined by the Committee. This is referred to as the “Target Award Percentage” and will be communicated to eligible participants annually. Eligible wages do not include disability benefit payments. The “Plan Year” for any year is the calendar year.

The portion of any Target Award Percentage that is dependent upon achievement of corporate or business unit financial objectives (the “Financial Objective Percentage”) and the portion that is dependent upon achievement of non-financial objectives (the “Non-Financial Objective Percentage”) will be determined by the Committee and will be communicated to eligible participants annually.

FINANCIAL OBJECTIVES AND PLAN FUNDING

Subject to the performance conditions established under the 2016 PIP and the limitations set forth therein, the Company must fund the Plan for a Plan Year for participants to receive an award based on corporate financial objectives (the “Corporate Financial Objectives”) or business unit financial objectives (the

“Business Unit Financial Objectives”) for that Plan Year. The decision whether or not to fund all or part of the Plan for a particular Plan Year, as well as the Plan’s funding level, is made by the Committee in its sole discretion based on the Corporate and Business Unit Financial Objectives pre-established by the Committee, which financial performance objectives must be based on one or more of the “performance goals” listed in Section II.2 of the 2016 PIP. The Committee will separately adopt such Corporate and Business Unit Financial Objectives (which may not be amended following their adoption) prior to 90 days after the beginning of each Plan Year.

Plan funding is based upon the Company’s corporate and business unit actual financial performance for the Plan Year against the pre-established Corporate and Business Unit Financial Objectives.  If the Committee determines that the Corporate or Business Unit Financial Objectives have been met, the Plan will be funded with respect to the applicable financial objectives. In the event the Corporate or Business Unit Financial Objectives have not been met, the Plan will not be funded with respect to the applicable financial objectives.

If the Company funds the Plan with respect to a financial objective, awards will be made to eligible participants for that financial objective based upon the Plan funding level up to 200% of the participant’s Financial Objective Percentage (or such other percentage as determined by the Committee). The Committee will determine the percentage of the participant’s Target Award Percentage to be paid out based upon the participant’s Financial Objective Percentage and the Plan’s funding level; such percentages will be communicated to the participant. Eligible participants will only receive awards with respect to Financial Objectives assigned to such participant (e.g., if a Business Unit Financial Objective funds, only participants with such Business Unit Financial Objective will be eligible for awards based on the funding).

Any actual award made under the Annual Incentive Plan based on the Financial Objective Percentage can range from 0% to 200% of the Financial Objective Percentage (or such other percentage as determined by the Committee), depending upon the Plan’s funding level; provided, however, that the Committee shall have the discretion to determine the actual amount of any Financial Objective award paid to a participant under the Plan but may only exercise “negative discretion” to reduce (not increase) the amount of the award payable to a person who is a “covered employee,” as defined in Section 162(m) of the Code (a “Covered Employee”).

NON-FINANCIAL OBJECTIVES AND PLAN FUNDING

Non-financial objectives are established for each participant each Plan Year to support Donnelley Financial’s strategic and financial priorities. A participant’s non-financial objectives are determined each year in consultation with the participant and his or her manager and are communicated to the participant in writing as part of the objective goal-setting process.  Achievement of non-financial objectives will be made in the Committee’s discretion in consultation with management, the Committee will determine the percentage of the participant’s Target Award Percentage to be paid out based upon the participant’s Non-Financial Objective Percentage and the Committee’s determination of whether a participant has attained, in whole or in part, the participant’s non-financial objectives for a Plan Year, shall be final and binding.

Any actual award made under the Annual Incentive Plan based on the Non-Financial Objective Percentage can range from 0% to 100% of the Non-Financial Objective Percentage (or such other percentage as determined by the Committee), depending upon the participant’s achievement of non-financial objectives; provided, however, that the Committee shall have the discretion to determine the actual amount of any Non-Financial Objective award paid to a participant under the Plan but may only exercise “negative discretion” to reduce (not increase) the amount of the award payable to a Covered Employee.

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AWARD AMOUNT AND PAYMENT

Awards are paid following the Plan Year after the Committee has certified the achievement of Financial Objectives under the 2016 PIP and the Plan funding decisions and non-financial objective performance measurements have been made. Except as otherwise provided herein, or by the Committee, at any time prior to the end of such Plan Year, any award to be paid under the Plan shall be paid to recipients within 2 1/2 months after the end of the Plan Year (i.e., by the following March 15). A participant must be on the payroll of the Company as of the date of payment of the award to receive an award. Special provisions apply to retirees and in the case of a participant’s death or Disability. (Please refer to the Changes in Employment Status section of this document for details.)

The Committee also has discretionary authority to increase or decrease the amount of the award otherwise payable if it determines that an adjustment is appropriate to better reflect the actual performance of the Company, business unit and/or the participant; provided, however, that the Committee may not increase the amount of the award payable to a person who is a “covered employee,” as defined in Section 162(m) of the Code, to an amount in excess of the amount earned under the 2016 PIP; and provided further, however, the Committee has discretionary authority to decrease the amount of the award otherwise payable at any time for any person designated as an executive officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934.  Additionally, the Committee has discretionary authority to reduce the amount of the award otherwise payable if it determines that any participant engaged in misconduct.

BENEFITS AND TAX TREATMENT

Award payments are subject to applicable deductions, including social security taxes and federal and applicable state and local income tax withholding.

The treatment of award payments as compensation for purposes of other Donnelley Financial employee benefits plans is determined by the terms of the applicable plans.

CHANGES IN EMPLOYMENT STATUS

A.	PROMOTIONS, DEMOTIONS, TRANSFERS, CHANGES IN ASSIGNMENT

If a participant is promoted, demoted, transferred to or between business units or from corporate during the year, any award payout normally will be calculated by prorating the payouts for each eligible position based on the Target Award Percentage and the time assigned to that position.

B.	NEW HIRE

Employees hired on or prior to September 30th of the Plan Year shall be eligible to participate in the Annual Incentive Plan in the year of hire for the prorata portion of the Plan Year in which they are employed if designated. Eligible employees hired after September 30th of the Plan Year shall not be eligible to begin participation in the Plan until the following Plan Year, except for those who receive approval for participation from the Company’s Chief Human Resources Officer.

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C.	RETIREMENT, DEATH or DISABILITY

A participant’s retirement*, death, or Disability** during a Plan Year or prior to the payment date will not disqualify a participant from eligibility to receive a pro rata award based on the Committee’s determination of the Plan’s funding level (including the achievement of any performance goals intended to satisfy the performance-based exception under Section 162(m)), the participant’s Personal Objective Percentage and achievement of the participant’s personal objectives, each as determined by the Committee in its discretion.

*	For purposes of the Plan, “retirement” generally means (i) retirement at age 65, or (ii) retirement at or after age 55 with 5 or more years of continuous service.
**	For purposes of the Plan, “Disability” means disability as defined as in the Company’s long-term disability policy as in effect at the time of the participant’s disability.
D.	OTHER TERMINATION

If participant’s employment terminates for reasons other than retirement (as defined above), death, or Disability (as defined above) prior to the end of the Plan Year, no award shall be payable.

ADMINISTRATION

The Committee has full discretionary authority to administer the Plan, including the authority to determine the performance achievement attained under the Plan. The Committee may delegate to members of Donnelley Financial’s management the authority to administer the Plan and determine performance under the Plan.

Donnelley Financial retains the right to amend or terminate the Plan at any time; provided however that awards for any plan year may not be amended or terminated after the completion of such Plan Year except in cases of misconduct of the participant.

Questions regarding the Plan should be directed to the Donnelley Financial Human Resources Department.

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